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                              THE BRAZIL FUND, INC.
                (Name of Registrant as Specified in Its Charter)
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

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                                             [DEUTSCHE ASSET MANAGEMENT LOGO]
                                             A Member of the Deutsche Bank Group

PRESS RELEASE

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION:
ROSALIA SCAMPOLI 212.250.5536, MEDIA
JONATHAN DIORIO 800.349.4281, INVESTORS


  THE BRAZIL FUND, INC. UPDATES BRAZILIAN REGULATORY PROCESS FOR OPEN-ENDING; PLANS CASH TENDER OFFER IF APPROVALS NOT OBTAINED BY MAY 1, 2006

NEW YORK, NY, January 11, 2006 -- The Brazil Fund, Inc. (NYSE: BZF) today announced an update to the process for obtaining Brazilian Securities Commission (CVM) approvals needed to permit the Fund to complete its previously announced proposal to convert the Fund into an open-end investment company through conversion of the Fund into a 2,689 Investor under Brazilian law.

On November 29, 2005, the CVM's board met to consider the Fund's open-ending proposal. In minutes of that meeting released on January 5, 2006, CVM indicated that it intends to consult with Brazil's Central Bank and Federal Revenue Office regarding the Fund's proposal to convert into a 2,689 Investor and to open-end. However, the CVM confirmed the Fund's ability to repatriate capital freely for purposes of share redemptions and repurchases pursuant to the CVM's Resolution No. 485/05, which the Fund received on July 26, 2005. The Fund expects the CVM's consultation with the Central Bank to occur within the coming weeks.

The Fund believes that the CVM's interpretation of Resolution 485/05, and its efforts to consult with other Brazilian regulators, are indicative of its support for the open-ending proposal and also make possible a substantial return of capital to shareholders prior to open-ending. The Fund intends to continue active efforts to seek approvals from the CVM and from Brazil's National Monetary Council and Federal Revenue Office for approvals required to convert the Fund into a 2,689 Investor under Brazilian law and to open-end the Fund. The Chairman of the Fund and other representatives of the Fund will meet with Brazilian regulators this month in an effort to expedite the approvals required for open-ending. The Fund believes it can obtain these approvals, although no assurances can be given about whether or when they will be obtained. On January 13, 2006, the Fund will reconvene its special meeting of stockholders to consider the open-ending proposal.

In the event that all regulatory and shareholder approvals required to convert the Fund into an open-end investment company have not been obtained by May 1, 2006, the Fund intends to initiate a cash self tender offer for 50% of the Fund's issued and outstanding shares of common stock in at a price per share equal to 98% of the net asset value per share as of the day after the day the offer expires. This tender offer would provide shareholders with a near-term alternative source of liquidity for their investment in Fund shares and provide additional value to shareholders.
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In response to inquiries from institutional stockholders of the Fund, the Fund also confirmed (i) that no action to change the sub-classification of the Fund under the Investment Company Act of 1940 from closed-end to open-end or to amend and restate the Fund's corporate charter will be taken prior to obtaining Brazilian approvals required to open-end the Fund, and (ii) that, irrespective of the outcome of the stockholder vote on the open-ending proposal, the Fund will hold its next annual meeting of stockholders by the end of June 2006 unless the open-ending proposal has been completed by then.

The Brazil Fund, Inc. is a non-diversified, closed-end investment company. The Fund seeks long-term capital appreciation through investing primarily in equity securities of Brazilian issuers. Its shares are listed on the New York Stock Exchange under the symbol "BZF".

                                      # # #


There can be no assurance that any action proposed or adopted by the Board will reduce or eliminate the discount at which the Fund's shares trade. Investments in funds involve risks. Additional risks are associated with international investing, such as government regulations and differences in liquidity, which may increase the volatility of your investment.

Investments in funds involve risks. Additional risks are associated with international investing, such as government regulations and differences in liquidity which may increase the volatility of your investment. Foreign security markets generally exhibit greater price volatility and are less liquid than the US market. Additionally, this fund focuses its investments in certain geographical regions, thereby increasing its vulnerability to developments in that region and potentially subjecting the fund's shares to greater price volatility.

Closed-end funds, unlike open-end funds, are not continuously offered. There is a one time public offering and once issued, shares of closed-end funds are sold in the open market through a stock exchange. Shares of closed-end funds frequently trade at a discount to net asset value. The price of the fund's shares is determined by a number of factors, several of which are beyond the control of the fund. Therefore, the fund cannot predict whether its shares will trade at, below or above net asset value.

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Fund or a prospectus, circular or representation intended for use in the purchase or sale of Fund shares.

Fund shares are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Fund shares involve investment risk, including possible loss of principal.

NOT FDIC/ NCUA INSURED        MAY LOSE VALUE          NO BANK GUARANTEE
NOT A DEPOSIT           NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY


SCUDDER INVESTMENTS IS PART OF DEUTSCHE ASSET MANAGEMENT WHICH IS THE MARKETING NAME IN THE US FOR THE ASSET MANAGEMENT ACTIVITIES OF DEUTSCHE BANK AG, DEUTSCHE BANK TRUST COMPANY AMERICAS, DEUTSCHE ASSET MANAGEMENT INC., DEUTSCHE ASSET MANAGEMENT INVESTMENT SERVICES LTD., DEUTSCHE INVESTMENT MANAGEMENT
AMERICAS INC. AND SCUDDER TRUST COMPANY.   (1/06 42797)